Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-167276 and File No. 333-171728) and Form S-8 (File No. 333-172922 and  File No. 333-165801) of Shengkai Innovations, Inc., of our report dated September 28, 2010  relating to the consolidated financial statements of Shengkai Innovations, Inc. as of June 30, 2010 and for the year then ended, which report appears in this annual report of Shengkai Innovations, Inc. on Form 10-K as of and for the year ended June 30, 2011.

/s/ BDO China Li Xin Da Hua CPA Co., Ltd.

BDO China Li Xin Da Hua CPA Co., Ltd.

Shenzhen, China

September 26, 2011